Exhibit 10.17

XCEL ENERGY INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Adopted Effective January 1, 1998, and Amended and Restated effective January 1, 2009)

XCEL ENERGY INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

ARTICLE I	GENERAL

Sec. 1.1	Name of Plan	1
Sec. 1.2	Purpose	1
Sec. 1.3	Effective Date	2
Sec. 1.4	Company	2
Sec. 1.5	Participating Employers	2
Sec. 1.6	Construction and Applicable Law	2

ARTICLE II	DEFINITIONS

Sec. 2.1	Accrual Percentage	2
Sec. 2.2	Actuarial Equivalent	3
Sec. 2.3	Beneficiary	3
Sec. 2.4	Board	3
Sec. 2.5	Change In Control	3
Sec. 2.6	Committee	3
Sec. 2.7	Final Average Compensation	3
Sec. 2.8	Normal Retirement Benefit	4
Sec. 2.9	Normal Retirement Date	4
Sec. 2.10	Participant	4
Sec. 2.11	Plan Year	4
Sec. 2.12	PSCo SERP	4
Sec. 2.13	Retirement Plan	4
Sec. 2.14	SPS SERP	4
Sec. 2.15	Successor Employer	4
Sec. 2.16	Year of Vesting Service	4

ARTICLE III	PARTICIPATION

Sec. 3.1	Eligibility for Participation	5
Sec. 3.2	Cessation of Participation	5
Sec. 3.3	No Guarantee of Employment	5

ARTICLE IV	BENEFITS

Sec. 4.1	Amount of Normal Retirement Benefit	5
Sec. 4.2	Special Provisions for PSCo and SPS SERP Participation	6
Sec. 4.3	Vesting of Benefit	6

ARTICLE V	FORM OF PAYMENT AND COMMENCEMENT DATE

Sec. 5.1	Normal Form	7
Sec. 5.2	Optional Forms	7
Sec. 5.3	Reduction for Early Retirement	7
Sec. 5.4	Commencement Date
Sec. 5.4	Disability Before Retirement	7
Sec. 5.5	Death Prior to Termination of Employment	7
Sec. 5.6	Death After Termination of Employment	8

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Sec. 5.7	Benefit Upon Change In Control	8

ARTICLE VI	ADMINISTRATION

Sec. 6.1	Administration by the Committee	8
Sec. 6.2	Withholding of Taxes	10
Sec. 6.3	Unfunded and Unsecured Plan	10

ARTICLE VII	AMENDMENT AND TERMINATION

Sec. 7.1	Amendment	10
Sec. 7.2	Termination of Plan	10

ARTICLE VIII	MISCELLANEOUS

Sec. 8.1	Designation of Beneficiary	11
Sec. 8.2	Benefits May Not Be Assigned or Alienated	11
Sec. 8.3	Headings	11
Sec. 8.4	Capitalized Definitions	11
Sec. 8.5	Gender	11
Sec. 8.6	Use of Compounds of Word “Here”	11
Sec. 8.7	Construed as a Whole	11

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XCEL ENERGY INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

GENERAL

Sec. 1.1          Name of Plan.  The name of this plan is “Xcel Energy Inc. Supplemental Executive Retirement Plan” (referred to hereinafter as the “Plan”).

Sec. 1.1.1          Background. The Plan is a continuation of the Southwestern Public Service Company Supplemental Retirement Income Plan (the “SPS SERP”), and the Public Service Company of Colorado Supplemental Executive Retirement Plan (the “PSCo SERP”). On January 1, 1998, following the creation of New Century Energies, Inc. the above-two plans were combined to create the New Century Energies Supplemental Executive Retirement Plan (the “NCE SERP”). Effective August 21, 2000 following the creation of Xcel Energy Inc., the NCE SERP was renamed and became known as the Xcel Energy Inc. Supplemental Executive Retirement Plan. This Plan is designed to amend and restate the PSCo SERP, the SPS SERP and the NCE SERP, unless stated otherwise herein.   On December 14, 2004, the Board directed that the Plan be amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code. Those changes, along with various administrative and ministerial changes, have been incorporated into this Plan effective January 1, 2005. This Plan has been amended in certain respects and is restated effective January 1, 2009.

Sec. 1.2          Purpose.  The Plan has been established to provide supplemental retirement benefits and certain benefits upon disability or death before retirement to certain select management or highly compensated employees so that such employees may be retained and their productive efforts encouraged.

(a)          An individual who was a Participant in the NCE SERP on or after January 1, 1998, but who ceased participation prior to the Restatement Effective Date of this Plan, shall have eligibility and benefits determined and paid pursuant to the provisions of the NCE SERP, as in effect before this amendment and restatement of the Plan.

(b)         An individual who was a participant in the PSCo SERP or the SPS SERP, but who ceased participation therein prior to the Effective Date of the NCE SERP shall have eligibility and benefits determined and paid pursuant to the provisions of the PSCo SERP or the SPS SERP, whichever was applicable, as in effect on December 31, 1997.

(c)          Effective January 1, 2009, this Plan was again amended and restated to include all amendments issued after the January 1, 2005 restatement effective date, and to cause the Plan to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder. During the period from and after January 1, 2005 through the effective date of this restatement, the Plan has been operated in good faith compliance with IRS Notice 2005-1, proposed and final regulations under Code Section 409A and other applicable guidance. Pursuant to such guidance, Participants were provided the opportunity to make transitional elections regarding the payment of their Accounts as described in Article V

Sec. 1.3          Effective Date.  The “Effective Date” of the Plan is January 1, 1998.

Sec. 1.4          Company.  For purposes of this Plan, “Company” means Xcel Energy Inc., a Minnesota corporation, and any Predecessor or Successor Employer thereof.

Sec. 1.5          Participating Employers.  The Company is a “Participating Employer” in the Plan.  Any subsidiary of the Company or other affiliated entity which along with the Company is a member of a controlled group of corporations under Section 414(b) of the Internal Revenue Code or a group of trades or businesses under common control under Section 414(c) of the Internal Revenue code (an “Affiliate”) shall become a Participating Employer in this Plan upon being so designated in a written action by the Committee, effective as of the date specified by the Committee, and as indicated on Exhibit A Effective for purposes of determining if a related entity is an “affiliate” according to this section and sections 414(b), (c), (m) or (n) of the Code, fifty percent (50%) shall be substituted for eighty percent (80%) as it appears therein..  Any Successor Employer to a Participating Employer shall also be a Participating Employer, unless so designated by the Committee.  A Participating Employer shall cease to be such effective as of the date the entity ceases to be an Affiliate or as specified in a written action by the Committee; provided, however, that such action shall not cause Participants employed by such employer to forfeit vested benefits accrued prior to such date.

Sec. 1.6          Construction and Applicable Law.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan shall be administered and construed consistent with said intent.  This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed within said state to the extent that such laws are not preempted by the laws of the United States of America.

ARTICLE II

DEFINITIONS

Sec. 2.1          Accrual Percentage. “Accrual Percentage” means the percentage (not in excess of 100%) of a Participant’s Normal Retirement Benefit that has accrued under this Plan as of any date.  The Normal Retirement Benefit shall accrue monthly over a period of 20 years commencing from the Participant’s date of employment with the Participating Employers with a portion equal to 1/240 of the total benefit accruing at the end of each month during such 20-year period, provided the individual is employed by a Participating Employer on the last day of said month.  If an individual became a Participant on the Effective Date, the Participant’s Accrual Percentage as of the Effective Date shall be based on a period of employment that includes all service that was recognized on the day before the Effective Date for purposes of determining the Participant’s benefit under the PSCo SERP or the SPS SERP.  The Committee may, in its sole discretion, specify in the notice of participation that a particular Participant will be treated as having additional employment with the Participating Employers for purposes of calculating the Participant’s Accrual Percentage under this Section.

Sec. 2.2          Actuarial Equivalent.  “Actuarial Equivalent” means a benefit of equivalent value determined by the Committee upon advice of the actuary for the Retirement Plan using the actuarial factors used for the corresponding type of calculation under the Retirement Plan, as determined under Appendix C of the Retirement Plan as applicable based on the corresponding formula under which the Participant’s benefit under the Retirement Plan is calculated. Actuarial Equivalent lump sum values will be based on the factors found in Section 4 of Appendix C for participants in the Traditional Program, Section 5 of Appendix C for Participants in the Pension Equity Program and Appendix E for Participants in the Account Balance Program. Actuarial Equivalent annuity values will be based on the factors in Section 7 of Appendix C.

Sec. 2.3          Beneficiary.  “Beneficiary” means the person or persons designated as such pursuant to the provisions of Sec. 8.1.

Sec. 2.4          Board.  “Board” means the Board of Directors of the Company.

Sec. 2.5          Change In Control.  A “Change In Control” is the occurrence of any of the events described in subsections (a) through (d) below:

(a)                     Change in Ownership.  When a person, or more than one person acting as a group acquires stock that, together with stock already owned, possesses more than 50% of the total fair market value or total voting power of the stock of the Company.

(b)                    Change in Effective Control.  Acquisition by any person, (or by more than one person acting as a group taking into account all acquisitions of such person or persons during the 12-month period ending on the date of the most recent acquisition), of shares of thirty-five percent or more of the total voting power of the outstanding stock of the Company

(c)                     Change in Ownership of a Substantial Portion of a Corporation’s Assets. A person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) forty percent or more of the total gross fair market value of the assets of the Company.

(d)                    Change in Board Members. A majority of the members of the Board is replaced during a 12-month period by directors who were not endorsed by a majority of the members of the board prior to the appointment or election of the new directors.

Notwithstanding the above, any such Change in Control must be interpreted in accordance with the regulations found in  Treas. Reg. Section 1.409A-3(i)(5)..

Sec. 2.6          Committee.  “Committee” means the Governance, Compensation and Nominating Committee of the Board or any other committee as may be appointed by the Board to administer the Plan.  However, no member of the Committee who is also a Participant in this Plan may participate in or vote on any matter involving the Plan.

Sec. 2.7          Final Average Compensation.  “Final Average Compensation” means the average of the highest three calendar years of Compensation to which the Participant is entitled from the Participating Employers during the five calendar year period immediately preceding the calendar year in which the Participant’s retirement or other separation from service occurs (or the average of the years during such period in which the Participant received Compensation, if the Participant received Compensation in fewer than three such years).  For purposes of this Section, the Participant’s “Compensation” for a year is the Participant’s base pay from the Participating Employers as of December 31st of that year, plus any bonus earned by the Participant for that year regardless whether such bonus is paid in that year or in the next year under the Company’s regular annual incentive plan or program (before any reductions for pre-tax contributions under any Company 401(k) savings plan, deferred compensation plan or other benefit plan, and before withholding of taxes). Also for purposes of this Section, and as used throughout the Plan, “separation from service” has the meaning as such term is defined in Section 409A of the Code.

Sec. 2.8          Normal Retirement Benefit.  “Normal Retirement Benefit” means the benefit calculated under Sec. 4.1.

Sec. 2.9          Normal Retirement Date.  “Normal Retirement Date” means the first day of the calendar month coincident with or next following the Participant’s attainment of age 62.

Sec. 2.10       Participant.  “Participant” means an individual defined as such in Sec. 3.1.

Sec. 2.11       Plan Year.  “Plan Year” means the 12-consecutive-month period commencing January 1 and ending December 31.

Sec. 2.12       Predecessor Plan.  “Predecessor Plan” means either the Public Service Company of Colorado Supplemental Executive Retirement Plan for Key Employees (the “PSCo SERP”) as in effect on August 1, 1997, the Southwestern Public Service Company Supplemental Retirement Income Plan (the “SPS SERP”) as in effect on August 1, 1997 and the New Century Energies Supplemental Executive Retirement Plan (the “NCE SERP”) as in effect on August 20, 2000, or all three combined.

Sec. 2.13       Restatement Effective Date.  “Restatement Effective Date” is January 1, 2005.

Sec. 2.14       Retirement Plan.  “Retirement Plan” means the Xcel Energy Inc. Pension Plan, as it may be amended from time to time.

Sec. 2.15       Successor Employer.  “Successor Employer” means any entity that succeeds to the business of the Company or another Participating Employer through merger, consolidation, acquisition of all or substantially all of its assets, or any other means.

Sec. 2.16       Year of Vesting Service.  “Year of Vesting Service” means, except as hereinafter provided, a Plan Year in which an individual is a Participant in this Plan for all or a portion of the Plan Year, measured in years and completed months as a Participant (with each completed month expressed as one-twelfth of a year).  In calculating Years of Vesting Service, an individual who becomes a Participant as of the Effective Date shall receive retroactive credit for all years of participation credited to the Participant for purposes of vesting under the PSCo SERP or the SPS SERP prior to the Effective Date. Notwithstanding the foregoing, from August 21, 2000 (date of creation of Xcel Energy Inc.) until the Restatement Effective Date, Vesting Service was measured in years and completed months as a Participant for the time such Participant was an “officer” of the Company, and not for the time the Participant was  in the service in a capacity as something other than as an “officer” of the Company. Effective on the Restatement Effective Date, Vesting Service shall again be calculated according to a Participant’s full service (in either an officer or non-officer capacity).

 ARTICLE III

PARTICIPATION

Sec. 3.1          Eligibility for Participation.  A select management or highly compensated employee of the Company or another Participating Employer shall become a Participant in the Plan upon being designated as such by the Committee, effective as of the date specified by the Committee and subject to any additional conditions or limitations specified in a written action by the Committee.

Sec. 3.2          Cessation of Participation.  An employee shall cease to be a Participant on the earliest of (i) the date he or she ceases to be an employee of an employer that is a Participating Employer, (ii) the date the Committee revokes his or her status as a Participant, or (iii) the date he or she fails to meet the requirements of any regulations which may be issued by the U.S. Department of Labor that define the phrase “select group of management or highly compensated employees” under ERISA.  Service or earnings after the date the individual ceases to be a Participant shall be disregarded for purposes of this Plan, but the individual shall remain entitled to any benefits under this Plan that have become vested prior to that date.

Sec. 3.3          No Guarantee of Employment.  Participation in the Plan does not constitute a guarantee or contract of employment with the Participating Employers.  Such participation shall in no way interfere with any rights the Participating Employers would have in the absence of such participation to determine the duration of the employee’s employment with the Participating Employers.

ARTICLE IV

BENEFITS

Sec. 4.1          Amount of Normal Retirement Benefit.  Subject to the provisions of Sections 4.2 and 4.3 below, the Normal Retirement Benefit under this Plan of a Participant who is vested under Sec. 4.3 shall be a monthly amount, calculated in the form of a 240-month certain annuity with a 50% survivor benefit feature, equal to the amount determined in subsection (a), less the amounts determined in subsections (b), (c) and (d) (but shall not be an amount less than zero):

(a)                      One-twelfth of 55% of the Participant’s Final Average Compensation multiplied by the Participant’s Accrual Percentage.

(b)         The monthly basic pension amount to which the Participant is entitled to receive under the Retirement Plan in the form of a life-only annuity commencing on the first day of the month following the later of (i) the Participant’s normal retirement age under the Retirement Plan, or (ii) the date the Participant’s retirement or other separation from service with the Participating Employers occurs.  This amount shall be determined without regard to the actual benefit paid under the Retirement Plan (and shall not include or take into account the Retirement Plan’s “Retirement Spending Account”, “Social Security Supplement” or any other ancillary or supplemental benefit) or the actual distribution time or optional form of  benefit elected.  If the Participant’s benefit is in the form of the “Cash Balance” feature under the Retirement Plan, and the Participant had elected to have all or part of the Participant’s “Retirement Program Credits” contributed to the Xcel Energy Inc. 401(k) Savings Plan, or any predecessor or successor to such plan, then the monthly pension determined under this subsection (b) shall be increased to reflect the amount to which the Participant would have been entitled under the Retirement Plan if such credits had instead been allocated to the Retirement Plan.

(c)          The monthly basic pension amount to which the Participant is entitled to receive under the Xcel Energy Inc. Nonqualified Pension Plan, due to Compensation exceeding the limits outlined by Internal Revenue Code (“IRC”) Section 401(a)(17), commencing on the first day of the month following the later of (i) the Participant’s normal retirement age under the Retirement Plan, or (ii) the date the Participant’s retirement or other separation from service with the Participating Employers occurs.  This amount shall be determined without regard to the actual benefit paid under the Retirement Plan or the actual distribution time or optional form of benefit elected.

(d)         The monthly basic pension amount to which the Participant is entitled to receive under the Xcel Energy Excess Benefit Plan, due to benefits exceeding the limits outlined by IRC Section 415, commencing on the first day of the month following the later of (i) the Participant’s normal retirement age under the Retirement Plan, or (ii) the date the Participant’s retirement or other separation from service with the Participating Employers occurs.  This amount shall be determined without regard to the actual benefit paid under the Retirement Plan or Excess Benefit Plan or the actual distribution time or optional form of benefit elected.

Sec. 4.2          Special Provisions for PSCo and SPS SERP Participation.  For Participants who participated in the PSCo SERP or the SPS SERP on the day before the Effective Date, the Normal Retirement Benefit under Sec. 4.1 shall not be less than the Actuarial Equivalent (expressed in the form payable under Sec. 4.1) the accrued benefit determined under the PSCo SERP or the SPS SERP (whichever covered the Participant on the Effective Date), determined by assuming that the Participant separated from service on May 1, 2000.  However, whether the Participant is vested in such benefit shall be determined pursuant to Sec. 4.3 of this Plan as of the date the Participant’s actual separation from service occurs.

Sec. 4.3          Vesting of Benefit.  A Participant’s Normal Retirement Benefit shall become vested upon the earlier of:

(a)                      The Participant’s completion of five (5) Years of Vesting Service.

(b)                     The Participant’s attainment of age 60.

Notwithstanding the foregoing, the Participant shall not be vested in any benefit under this Plan and the entire benefit shall be forfeited if the Participant’s employment is terminated by his or her Participating Employer because of the Participant’s fraud or dishonesty which has resulted in, or is likely to result in, material economic damage to a Participating Employer, as determined in good faith by the Committee.  The determination of the Committee with respect to the Participant’s conduct shall be conclusive, whether or not there are related judicial or other proceedings and without regard to the outcome of any such proceeding.  A Participant who is not vested under this Section on the date his or her retirement or other separation from service occurs, shall not be eligible to receive any benefit under this Plan.

ARTICLE V

FORM OF PAYMENT AND COMMENCEMENT DATE

Sec. 5.1          Normal Form.  In the event of the Participant’s retirement or other separation from service (except for death or disability) with the Participating Employers and all Affiliates therein on or after attaining age 62, payment of the Participant’s vested Normal Retirement Benefit shall commence as of the first day of the seventh month  following the date on which such retirement or other separation from service occurs, and will be paid, except as provided in Section 5.2, in a lump sum. This lump sum value will be the Actuarial Equivalent of the 240-month certain annuity, with a 50% survivor benefit as determined in Section 4.1. The Actuarial Equivalent lump sum shall be based on the applicable interest and mortality rates in effect at commencement of the benefit under this Plan.

Sec. 5.2          Optional Forms. Effective January 1, 2009, no optional form of benefit is available to the Participant.

Sec. 5.3          Reduction for Early Retirement.  In the event the Participant’s retirement or other separation from service (except for death) from the Participating Employers and all Affiliates therein occurs prior to his or her attainment of age 62, the Normal Retirement Benefit will be paid commencing on the first day of the month following the later of (i) the date the Participant attains age 55, or (ii) the six month anniversary of the date the separation from service occurred.  The payments shall be paid in a lump sum.  The amount of the Participant’s Normal Retirement Benefit shall be reduced by five-twelfths of one percent for each month by which the commencement date precedes the first day of the month coinciding with or next following the date the Participant will attain age 62.

Sec. 5.4          Disability Before Retirement.  If, prior to separation from service while employed by a Participating Employer, a Participant becomes totally and permanently disabled, as determined by the Committee (or a delegate of the Committee), the Actuarial Equivalent of the monthly vested Normal Retirement Benefit shall be paid in the form of a lump sum  to the Participant beginning on the first day of the month following the date of the Participant’s disability , without any reduction for early commencement of the payments,..  For purposes of this Section, “disabled” or “disability” means, (i) a Participant’s inability to engage in  any substantial gainful activity, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months, or (ii)  the Participant has been receiving short-term disability benefits from the Company for at least three months, as a result of any medically determinable physical or mental impairment that is expected to result in death or continue for at least twelve months..

Sec. 5.5          Death Prior to Termination of Employment.  If, prior to separation from service, a vested Participant dies while employed by a Participating Employer, the Participant’s Beneficiary shall receive, beginning within a reasonable period of time following the Participant’s death (but not later than the later of the end of the calendar year in which death occurs or the 15th day of the third month following death, but provided, that the Beneficiary is not directly or indirectly permitted to designate the year of payment), an amount  equal to the Actuarial Equivalent of 50% of the Participant’s Normal Retirement Benefit shall be payable as a lump sum .

Sec. 5.6          Death After Termination of Employment.  If a vested Participant dies after separation from service with the Participating Employers, ( prior to benefit commencement),  payments (if any are due)  shall be paid to the Participant’s Beneficiary in a lump sum form no later than the 15th day of the third month following the Participant’s death.

Sec. 5.7          Benefit Upon Change In Control.  If a Participant’s retirement or other separation from service with the Participating Employers and all of its Affiliates occurs within 24 months after a Change In Control, notwithstanding any provision of this Plan to the contrary, the Participant’s entire benefit hereunder shall be paid on the first day of the month following the sixth month anniversary of the separation from service in a single lump sum that is the Actuarial Equivalent of the benefit to which the Participant was otherwise entitled.

ARTICLE VI

ADMINISTRATION

Sec. 6.1  Administration by the Committee.  The Committee shall administer the Plan, establish, adopt, or revise such rules and provisions as it may deem necessary or advisable for the administration of the Plan.  The Committee shall have full and absolute discretionary authority to interpret the Plan and interpret and resolve all factual situations, and the interpretations of the Committee shall be conclusive. The Committee has delegated the day-to-day administrative duties to the Total Compensation Group of the Company.

(a)           Original Claim.  Any person may, if he or she so desires, file with the Committee a written claim for benefits under this Plan.  Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim.  If the claim is denied in whole or in part, the Committee shall state in writing:

(1)                                 the specific reasons for the denial;

(2)                                 the specific references to the pertinent provisions of the Plan  on which the denial is based;

(3)                                 a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)                                 an explanation of the claims review procedure set forth in this section, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(b)           Review of Denied Claim.  Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written comments, documents, records and other information relating to the claim.  Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.  The Committee’s determination shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  If the claim is denied in whole or in part, the Committee shall state in writing:

(1)                                 the specific reasons for the denial;

(2)                                 the specific references to the pertinent provisions of the Plan  on which the denial is based;

(3)                                 a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)                                 a statement of the claimant’s right to bring an action under ERISA section 502(a). No civil action may be brought against the Company, a Participating Employer and/or the Plan later than twelve months from the Participant’s receipt of the final claim denial letter on appeal.

(c)           General Rules

(1)                                 No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with this claims procedure.  The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(2)                                 All decisions on original claims and all decisions on requests for a review of denied claims shall be made by the Committee, except to the extent the Committee has delegated its responsibilities under this claims procedure in which case references in this Section 6.1 to the Committee shall be treated as references to the Committee’s delegate.

(3)                                 All benefit claim determinations shall include a review of the relevant portions of the governing Plan documents and a review of any claims made by similarly situated claimants.  The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(4)                                 A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Committee reserves the right to require the claimant to furnish written authorization.  A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.

(5)                                 The decision of the Committee on a claim and on a request for a review of a denied claim shall be served on the claimant in writing.  If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(6)                                 In connection with the review of a denied claim, the claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

Sec. 6.2          Withholding of Taxes.  The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, FICA, FUTA or other taxes that are required to be withheld from such payments by applicable laws and regulations.

Sec. 6.3          Unfunded and Unsecured Plan.  The Plan is an unfunded and unsecured nonqualified plan for federal income tax, ERISA and Department of Labor purposes.  No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company or Participating Employers.  To the extent that any Participant or Beneficiary acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employers.

ARTICLE VII

AMENDMENT AND TERMINATION

Sec. 7.1          Amendment.  The Committee may amend the Plan at any time (including retroactively) in whole or in part for any reason.  No amendment shall decrease the vested benefits that have accrued under the Plan prior to the date of such amendment based on earnings and service prior to such date, but the amendment may decrease or eliminate future accruals

Sec. 7.2          Termination of Plan.  The Committee may terminate the Plan at any time.  After such termination, no employee shall become a Participant, no further benefits shall accrue under the Plan, and each Participant shall become 100% vested in the benefit accrued prior to the date of termination.  All benefits accrued prior to termination of the Plan must be distributed to Participants (or Beneficiaries in the event of death) in a manner consistent with the Participant’s regular distribution election and the terms of the Plan in effect prior to the date of Plan termination, or in any event in a manner consistent with Section 409A of the Code.

ARTICLE VIII

MISCELLANEOUS

Sec. 8.1          Designation of Beneficiary.  Each Participant under the Plan may name any Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan otherwise due to the Participant may be paid in case of the Participant’s death before receiving any or all of such benefit.  Any subsequent designation shall revoke all prior designations by the same Participant.  If the Participant does not designate a beneficiary, or if none of those designated are alive or existing at the time the Beneficiary is identified as being eligible to receive a benefit under the Plan, or if the person receiving benefits as the beneficiary hereunder dies with no contingent beneficiary designated, the Beneficiary shall be the Participant’s estate.

Sec. 8.2          Benefits May Not Be Assigned or Alienated.  Neither a Participant nor any Beneficiary shall have the right to sell, assign, transfer, encumber or otherwise convey any right to receive any payment hereunder.  No part of the amounts payable hereunder shall be subject to seizure or sequestration for the payment of any debts or judgments owed by a Participant or any other person. Notwithstanding the foregoing, this section shall not prevent the Company from complying with a domestic relations order that the Company determines to be enforceable against the Plan.

Sec. 8.3          Headings.  Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

Sec. 8.4          Capitalized Definitions.  Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

Sec. 8.5          Gender.  Any references to the masculine gender include the feminine and vice versa.

Sec. 8.6          Use of Compounds of Word “Here”.  Use of the words “hereof”, “herein”, “hereunder”, or similar compounds of the word “here” shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

Sec. 8.7          Construed as a Whole.  The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions hereof and shall not be construed separately without relation to the context.

Sec. 8.8          Payment Obligations of Participating Employers. It is a condition of the Plan, and each Participant expressly agrees, that payment of distributions from this Plan shall be made only by the Participating Employer which last employed the Participant before payments commence, provided, however, that  each other employer shall reimburse the paying employer for  the period (if any) that the Participant was employed by such other employer, in a manner as determined by the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer this                    day of                               , 2008.

XCEL ENERGY INC.

By
Its Chief Executive Officer

XCEL ENERGY INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EXHIBIT A

PARTICIPATING EMPLOYERS

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